Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports Fourth Quarter and Full Year 2025 Results

FY 2025: Record Revenue, Up 11% Year Over Year; Record Profit and Cash from Operations

FY 2025: GAAP EPS Up 32% Year Over Year; Adjusted EPS* Up 40% Year Over Year

FY 2025: $700 Million Deployed for Common Stock Repurchases; $265 Million Debt Reduction

FY 2026: Revenue Growth Guidance at Approximately 10%, Expect Improved Profit and Cash Generation

Fourth Quarter 2025 GAAP Financial Results

•	Revenue of $2.2 billion, up 15% year over year (YoY), driven by Commercial Aerospace, up 13%
•	Operating Income Margin of 22.6%, down 90 basis points YoY
•	Net Income of $372 million versus $314 million in the fourth quarter 2024; Earnings per Share (EPS) of $0.92, up 19% YoY
•	Generated $654 million of Cash from Operations; $449 million of Cash used for Financing Activities; and $122 million of Cash used for Investing Activities
•	Share repurchases of $200 million; paid $0.12 per share common stock dividend

Fourth Quarter 2025 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $653 million, up 29% YoY
•	Adjusted EBITDA margin excluding special items of 30.1%, up 330 basis points YoY
•	Adjusted Operating Income Margin excluding special items of 26.8%, up 380 basis points YoY
•	Adjusted EPS excluding special items of $1.05, up 42% YoY
•	Generated $530 million of Free Cash Flow

Full Year 2025 GAAP Financial Results

•	Revenue of $8.3 billion, up 11% YoY, driven by Commercial Aerospace, up 12%
•	Operating Income Margin of 24.8%, up 280 basis points YoY
•	Net Income of $1.5 billion versus $1.2 billion in 2024; EPS of $3.71 versus $2.81 in 2024
•	Generated $1.9 billion of Cash from Operations; $1.3 billion of Cash used for Financing Activities; and $0.4 billion of Cash used for Investing Activities
•	Share repurchases of $700 million; paid $0.44 per share common stock dividend

Full Year 2025 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $2.4 billion, up 26% YoY
•	Adjusted EBITDA margin excluding special items of 29.3%, up 350 basis points YoY
•	Adjusted Operating Income Margin excluding special items of 25.8%, up 380 basis points YoY
•	Adjusted EPS excluding special items of $3.77, up 40% YoY
•	Generated $1.4 billion of Free Cash Flow

* Excluding special items

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2026 Guidance

	Q1 2026 Guidance			FY 2026 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$2.225B	$2.235B	$2.245B	$9.000B	$9.100B	$9.200B
Adj. EBITDA*1	$680M	$685M	$690M	$2.710B	$2.760B	$2.810B
Adj. EBITDA Margin*1	30.6%	30.6%	30.7%	30.1%	30.3%	30.5%
Adj. Earnings per Share*1	$1.09	$1.10	$1.11	$4.35	$4.45	$4.55
Free Cash Flow[1]				$1.550B	$1.600B	$1.650B

Key Announcements

•	Entered into definitive agreement to acquire Consolidated Aerospace Manufacturing, LLC (CAM) from Stanley Black & Decker, Inc. (NYSE: SWK) for an all-cash purchase price of approximately $1.8 billion on December 22, 2025
•	Acquired Brunner Manufacturing Co. Inc., a small, privately held producer of high-quality fastener products in an all-cash transaction on February 6, 2026
•	Repurchased $200 million of common stock in fourth quarter 2025 at an average price of $194.61 per share
•	Repurchased additional $150 million of common stock in 2026 year to date at an average price of $215.28 per share
•	Paid a quarterly dividend of $0.12 per share on common stock in fourth quarter 2025, up 50% YoY. Declared a dividend of $0.12 per share on common stock in the first quarter 2026
•	Issued $500 million of 4.55% Notes due 2032; Redeemed all outstanding principal amount of $625 million of 5.90% Notes due 2027; Reduces annualized interest expense by approximately $14 million. Debt actions taken during 2025 reduced debt by approximately $265 million and annualized interest expense by approximately $22 million
•	Redeemed all outstanding Preferred Stock in fourth quarter 2025 for approximately $55 million
•	Reduced gross pension obligation by approximately $125 million by annuitizing the remainder of the Company’s UK pension plan
•	FY 2026: Revenue growth guidance at approximately 10%, Expect improved profit and cash generation
•	Combined the revenue disclosure for the Industrial Gas Turbine and Oil & Gas markets into Gas Turbines

PITTSBURGH, PA, February 12, 2026 – Howmet Aerospace (NYSE: HWM) today reported fourth quarter and full year 2025 results. The Company reported record fourth quarter 2025 revenue of $2.2 billion, up 15% year over year, driven by growth in the commercial aerospace market of 13%, growth in the defense aerospace market of 20%, and growth in the gas turbines market of 32%.

Howmet Aerospace reported Net Income of $372 million, or $0.92 per share, in the fourth quarter 2025 versus $314 million, or $0.77 per share, in the fourth quarter 2024. Fourth quarter 2025 Net Income included approximately $54 million in net charges from special items, primarily due to a non-cash settlement charge to annuitize the remainder of the Company’s UK pension plan. Net Income excluding special items was $426 million in the fourth quarter 2025, up 41% versus $303 million in the fourth quarter 2024. Adjusted EPS* in the fourth quarter 2025 were $1.05, up 42% versus $0.74 in the fourth quarter 2024.

* Excluding special items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2026 Guidance” below.

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Fourth quarter 2025 Operating Income was $489 million, up 10% year over year. Fourth quarter Adjusted Operating Income excluding special items was $580, up 34% year over year. Operating Income Margin was 22.6%, down approximately 90 basis points year over year. Fourth quarter 2025 Adjusted Operating Income Margin excluding special items was 26.8%, up approximately 380 basis points year over year.

Fourth quarter 2025 Adjusted EBITDA excluding special items was $653 million, up 29% year over year. The year-over-year increase was driven by strong growth in the commercial aerospace, defense aerospace, and gas turbines markets. Adjusted EBITDA margin excluding special items was up approximately 330 basis points year over year at 30.1%.

The Company reported record full year 2025 revenue of $8.3 billion, up 11% year over year, driven by growth in the commercial aerospace market of 12%, growth in the defense aerospace market of 21%, and growth in the gas turbines market of 25%, partially offset by declines in the commercial transportation market of 5%.

The Company reported Net Income of $1.5 billion, or $3.71 per share, in the full year 2025 versus $1.2 billion, or $2.81 per share, in the full year 2024, and included approximately $25 million in net charges from special items, primarily due to a non-cash settlement charge to annuitize the remainder of the Company’s UK pension plan. Net Income excluding special items was $1.5 billion, or $3.77 per share, in the full year 2025, versus $1.1 billion, or $2.69 per share, in the full year 2024.

Full year 2025 Operating Income was $2.0 billion, up 25% year over year. Full year 2025 Adjusted Operating Income excluding special items was $2.1 billion, up 30% year over year. Operating Income Margin was up approximately 280 basis points year over year at 24.8% in the full year 2025. Full year 2025 Adjusted Operating Income Margin excluding special items was 25.8%, up approximately 380 basis points year over year.

Full year 2025 Adjusted EBITDA excluding special items was $2.4 billion, up 26% year over year. The year-over-year increase was driven by growth in the commercial aerospace, defense aerospace, and gas turbines markets, partially offset by declines in the commercial transportation market. Adjusted EBITDA Margin excluding special items was up approximately 350 basis points year over year at 29.3%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet team delivered an exceptional quarter to cap a strong 2025. Revenue growth accelerated in the fourth quarter 2025 to 15% year over year, reflecting healthy growth in the commercial aerospace, defense aerospace, and gas turbines markets. Adjusted EBITDA* grew 29% year over year to $653 million and Adjusted EBITDA Margin* increased approximately 330 basis points to 30.1%, both records. Adjusted Earnings per Share* grew 42% to a record $1.05. Free Cash Flow for full year 2025 was $1.43 billion and 93% conversion of Net Income* after record capital expenditures of $453 million as Howmet continued to invest for growth.”

* Excluding special items

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Mr. Plant continued, “Healthy cash generation supported significant capital deployment in the fourth quarter with $200 million in share repurchases, $55 million for preferred share redemption, and $125 million for debt reduction. In full year 2025, Howmet repurchased a record $700 million of common stock and paid approximately $181 million in dividends. Also in the quarter, Howmet entered into a definitive agreement to acquire CAM for approximately $1.8 billion, expected to close in the first half 2026. The CAM and Brunner acquisitions will further strengthen Howmet’s fastener portfolio. An additional $150 million of Howmet stock has been repurchased so far in 2026 reflecting continued confidence in Howmet’s cash performance.”

“Turning to 2026, the vast majority of the markets we serve are in a growth phase, while the commercial transportation market shows signs of stabilizing. Commercial aerospace continues to benefit from rising passenger demand and recent multi-year under-build of aircraft that together have led to a record OEM backlog stretching into the next decade. In addition to robust growth in new builds, engine spares needs continue to increase. Defense markets are also very healthy, while engine spares continue to grow to support the expanding aircraft fleet. The gas turbines business is entering its largest growth phase in years, with extremely high demand for electricity generation, especially from natural gas for data centers. In commercial transportation, we anticipate that the first quarter 2026 will be the quarterly low point and then we will begin to see healthy demand in the second half of 2026. Howmet is well positioned for growth in 2026 and beyond.”

Fourth Quarter and Full Year 2025 Segment Performance

Engine Products	Q4 2024	FY 2024	Q3 2025	Q4 2025	FY 2025
(in U.S. dollar amounts)
Third-party sales	$972	$3,735	$1,105	$1,163	$4,320
Inter-segment sales	$1	$7	$1	$2	$7
Provision for depreciation and amortization	$39	$139	$38	$39	$146
Segment Adjusted EBITDA	$302	$1,150	$368	$396	$1,438
Segment Adjusted EBITDA Margin	31.1%	30.8%	33.3%	34.0%	33.3%
Restructuring and other charges	$1	$1	$—	$88	$88
Capital expenditures	$76	$219	$74	$84	$319

Engine Products reported fourth quarter 2025 revenue of $1.2 billion, an increase of 20% year over year, due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares growth. Segment Adjusted EBITDA was $396 million, up 31% year over year, driven by growth in the commercial aerospace, defense aerospace, and gas turbines markets. The segment absorbed approximately 320 net headcount in the quarter in support of expected revenue increases. Segment Adjusted EBITDA Margin increased approximately 290 basis points year over year to 34.0%.

Engine Products reported full year 2025 revenue of $4.3 billion, an increase of 16% year over year, due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares growth. Segment Adjusted EBITDA was $1.4 billion, up 25% year over year, driven by growth in the commercial aerospace, defense aerospace, and gas turbines markets. The segment absorbed approximately 1,445 net headcount in the year in support of expected revenue increases. Segment Adjusted EBITDA Margin increased approximately 250 basis points year over year to 33.3%.

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Fastening Systems	Q4 2024	FY 2024	Q3 2025	Q4 2025	FY 2025
(in U.S. dollar amounts)
Third-party sales	$401	$1,576	$448	$454	$1,745
Inter-segment sales	$1	$1	$—	$1	$1
Provision for depreciation and amortization	$11	$47	$12	$12	$48
Segment Adjusted EBITDA	$111	$406	$138	$139	$530
Segment Adjusted EBITDA Margin	27.7%	25.8%	30.8%	30.6%	30.4%
Restructuring and other charges (credits)	$2	$5	$—	$(1)	$—
Capital expenditures	$9	$26	$13	$20	$52

Fastening Systems reported fourth quarter 2025 revenue of $454 million, an increase of 13% year over year, due to growth in the commercial aerospace market, partially offset by lower volumes in the commercial transportation market. Segment Adjusted EBITDA was $139 million, up 25% year over year, driven by growth in the commercial aerospace market as well as productivity gains, partially offset by lower volumes in the commercial transportation market. Segment Adjusted EBITDA Margin increased approximately 290 basis points year over year to 30.6%.

Fastening Systems reported full year 2025 revenue of $1.7 billion, an increase of 11% year over year, due to growth in the commercial aerospace market, partially offset by lower volumes in the commercial transportation market. Segment Adjusted EBITDA was $530 million, up 31% year over year, driven by growth in the commercial aerospace market as well as productivity gains, partially offset by lower volumes in the commercial transportation market. Segment Adjusted EBITDA Margin increased approximately 460 basis points year over year to 30.4%.

Engineered Structures	Q4 2024	FY 2024	Q3 2025	Q4 2025	FY 2025
(in U.S. dollar amounts)
Third-party sales	$275	$1,065	$289	$287	$1,148
Inter-segment sales	$3	$10	$2	$1	$9
Provision for depreciation and amortization	$10	$42	$9	$10	$41
Segment Adjusted EBITDA	$51	$166	$58	$63	$243
Segment Adjusted EBITDA Margin	18.5%	15.6%	20.1%	22.0%	21.2%
Restructuring and other (credits) charges	$(3)	$12	$—	$—	$(4)
Capital expenditures	$4	$20	$9	$13	$33

Engineered Structures reported fourth quarter 2025 revenue of $287 million, an increase of 4% year over year due to growth in the defense aerospace market. Segment Adjusted EBITDA was $63 million, up 24% year over year, driven by growth in the defense aerospace market. Segment Adjusted EBITDA Margin increased approximately 350 basis points year over year to 22.0%.

Engineered Structures reported full year 2025 revenue of $1.1 billion, an increase of 8% year over year due to growth in the defense aerospace market. Segment Adjusted EBITDA was $243 million, up 46% year over year, driven by growth in the defense aerospace market and productivity gains. Segment Adjusted EBITDA Margin increased approximately 560 basis points year over year to 21.2%.

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Forged Wheels	Q4 2024	FY 2024	Q3 2025	Q4 2025	FY 2025
(in U.S. dollar amounts)
Third-party sales	$243	$1,054	$247	$264	$1,039
Provision for depreciation and amortization	$12	$42	$11	$11	$42
Segment Adjusted EBITDA	$66	$287	$73	$79	$296
Segment Adjusted EBITDA Margin	27.2%	27.2%	29.6%	29.9%	28.5%
Restructuring and other charges (credits)	$—	$1	$—	$—	$(1)
Capital expenditures	$10	$45	$9	$4	$36

Forged Wheels reported fourth quarter 2025 revenue of $264 million, an increase of 9% year over year, with 10% lower volumes in the commercial transportation market more than offset by an increase in aluminum cost pass through. Segment Adjusted EBITDA was $79 million, up 20% year over year, driven by cost reductions in response to lower volumes in the commercial transportation market. Segment Adjusted EBITDA Margin increased approximately 270 basis points year over year to 29.9%.

Forged Wheels reported full year 2025 revenue of $1.0 billion, down slightly year over year, with 13% lower volumes in the commercial transportation market offset by an increase in aluminum cost pass through. Segment Adjusted EBITDA was $296 million, up 3% year over year, driven by cost reductions in response to lower volumes in the commercial transportation market. Segment Adjusted EBITDA Margin increased approximately 130 basis points year over year to 28.5%.

Howmet Aerospace to Acquire Consolidated Aerospace Manufacturing, LLC (CAM) for approximately $1.8 billion

On December 22, 2025, Howmet Aerospace announced that it entered into a definitive agreement to acquire CAM from Stanley Black & Decker, Inc. for an all-cash purchase price of approximately $1.8 billion. CAM is a leading global designer and manufacturer of precision fasteners, fluid fittings, and other complex, highly engineered products for demanding aerospace and defense applications. The transaction is expected to close in the first half of 2026, subject to customary closing conditions and regulatory approvals.

Acquired Fastener Producer Brunner Manufacturing Co. Inc.

On February 6, 2026, the Company acquired Brunner Manufacturing Co. Inc., a small, privately-held producer of high-quality fastener products based in Mauston, WI in an all-cash transaction. The transaction will enhance Howmet’s product offerings and market opportunities with larger-size fasteners.

Repurchased $200 Million of Common Stock in Fourth Quarter 2025, $700 Million in Full Year 2025; $150 Million YTD in 2026

In the fourth quarter 2025, Howmet Aerospace repurchased $200 million of common stock at an average price of $194.61 per share, retiring approximately 1.0 million shares.

In the full year 2025, the Company repurchased $700 million of common stock at an average price of $160.52 per share, retiring approximately 4.4 million shares.

Year to date in 2026, the Company repurchased an additional $150 million of common stock at an average price of $215.28 per share, retiring approximately 0.7 million shares.

As of February 12, 2026, total share repurchase authorization available was approximately $1.347 billion.

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Paid Quarterly Common Stock Dividend of $0.12 Per Share in Fourth Quarter 2025

On November 25, 2025, the Company paid a quarterly dividend of $0.12 per share on its common stock to holders of record at the close of business November 7, 2025. The quarterly dividend represents a 50% increase from the fourth quarter 2024 dividend of $0.08 per share.

The Board of Directors declared a dividend of $0.12 per share on the Company’s common stock, to be paid on February 25, 2026, to the holders of record at the close of business on February 6, 2026. This quarterly dividend represents a 20% increase from the first quarter 2025 dividend of $0.10 per share.

Issued $500 Million of 4.55% Notes due 2032; Redeemed All Outstanding Principal Amount of $625 Million of 5.90% Notes due 2027

On November 12, 2025, the Company issued $500 million aggregate principal amount of 4.55% Notes due 2032 (the “2032 Notes”). On December 3, 2025, the Company redeemed all of the remaining outstanding principal amount of $625 million of its 5.90% notes due 2027 (the “2027 Notes”). The Company used the net proceeds from the 2032 Notes offering and approximately $125 million in cash on hand to fund the redemption of the 2027 Notes. These actions result in annualized interest expense savings of approximately $14 million.

Debt Actions During 2025 Reduce Annualized Interest Expense by Approximately $22 Million

The Company took several debt actions in the full year 2025, resulting in debt reduction of approximately $265 million and approximately $22 million in annualized interest expense savings.

Period	Actions Taken	Annualized Interest Savings
Second Quarter 2025	On June 11, 2025 the Company paid down the aggregate principal amount of $75 million plus accrued interest of less than $1 million of its US Dollar-Denominated Term Loan	Approximately $4 Million
Third Quarter 2025	On September 18, 2025 the Company paid down the remaining $63 million of its US Dollar-Denominated Term Loan.	Approximately $4 Million
Fourth Quarter 2025	On November 12, 2025 the Company issued $500 million aggregate principal amount of 4.55% Notes due 2032 (the “2032 Notes”); On December 3, 2025 the Company used the net proceeds from the 2032 Notes and approximately $125 million of cash on hand to redeem all remaining outstanding principal amount of $625 million of its 5.90% Notes due 2027	Approximately $14 Million
Total Annualized Interest Savings		Approximately $22 Million

Redeemed All Outstanding Preferred Stock in Fourth Quarter 2025 for Approximately $55 Million

On December 17, 2025, the Company redeemed all of the outstanding shares of $3.75 Cumulative Preferred Stock of the Company for approximately $55 million.

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Annuitized Remainder of the Company’s UK Pension Plan

On December 1, 2025 the Company reduced its gross pension obligation by approximately $125 million by annuitizing the remainder of the Company’s UK pension plan. These actions resulted in a non-cash settlement charge of approximately $89 million.

Combined Industrial Gas Turbine and Oil & Gas Revenue Disclosure into Gas Turbines

In the fourth quarter 2025, the Company combined the revenue disclosure for the Industrial Gas Turbine and Oil & Gas markets into Gas Turbines. The Gas Turbines market constitutes turbine parts for use in heavy-duty gas turbine units as well as small- to mid-sized gas turbine units. Turbines across these size ranges serve growing demand for electricity generation, driven by accelerating data center build-out. As a result of this change, the Company will no longer separately report the Industrial & Other market. The revenue previously classified as General Industrial is now classified as Other in our market disclosures.

2026 Guidance

	Q1 2026 Guidance			FY 2026 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$2.225B	$2.235B	$2.245B	$9.000B	$9.100B	$9.200B
Adj. EBITDA*1	$680M	$685M	$690M	$2.710B	$2.760B	$2.810B
Adj. EBITDA Margin*1	30.6%	30.6%	30.7%	30.1%	30.3%	30.5%
Adj. Earnings per Share*1	$1.09	$1.10	$1.11	$4.35	$4.45	$4.55
Free Cash Flow[1]				$1.550B	$1.600B	$1.650B

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, February 12, 2026. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on February 12, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,200 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

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Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", “poised”, "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends, debt issuances, debt reduction and repurchases of its common stock; and statements regarding the planned acquisition of Consolidated Aerospace Manufacturing, LLC (CAM) and the expected benefits and timing of such planned acquisition. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Howmet Aerospace, including due to escalating tariff and other trade policies and the resulting impacts on Howmet Aerospace’s supply and distribution chains, as well as on market volatility and global trade generally; (b) the impact of potential cyber attacks and information technology or data security breaches; (c) the loss of significant customers or adverse changes in customers’ business or financial conditions; (d) manufacturing difficulties or other issues that impact product performance, quality or safety; (e) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (f) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (g) the inability to achieve improvement in or strengthening of financial performance, operations or competitiveness anticipated or targeted; (h) inability to meet increased demand, production targets or commitments; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; (n) the ability to consummate and realize expected benefits of acquisitions, including the CAM acquisition, on the anticipated time frame or at all; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2024 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or its dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

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Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year”; “Q” means “quarter”; “YoY” means year over year; “Adj.” means adjusted; Howmet, Howmet Aerospace, or the Company means Howmet Aerospace Inc.; and references to performance by Howmet Aerospace or its segments as “record” mean its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

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Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	December 31, 2025	September 30, 2025	December 31, 2024
Sales	$2,168	$2,089	$1,891

Cost of goods sold (exclusive of expenses below)	1,412	1,365	1,289
Selling, general administrative, and other expenses	96	100	77
Research and development expenses	10	10	7
Provision for depreciation and amortization	73	72	73
Restructuring and other charges	88	—	—
Operating income	489	542	445

Loss on debt redemption	15	—	—
Interest expense, net	37	37	40
Other expense, net	7	10	13

Income before income taxes	430	495	392
Provision for income taxes	58	110	78
Net income	$372	$385	$314

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$0.92	$0.96	$0.77
Average number of shares(2)(3)	402	403	406

Earnings per share - diluted(1):
Net income per share	$0.92	$0.95	$0.77
Average number of shares(2)(3)	404	405	408

Common stock outstanding at the end of the period	402	403	405

(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.

(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding restricted stock unit awards and employee stock options.

(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

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Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

For the year ended December 31,	2025	2024
Sales	$8,252	$7,430
Cost of goods sold (exclusive of expenses below)	5,432	5,119
Selling, general administrative, and other expenses	370	347
Research and development expenses	37	33
Provision for depreciation and amortization	283	277
Restructuring and other charges	84	21
Operating income	2,046	1,633
Loss on debt redemption	15	6
Interest expense, net	151	182
Other expense, net	40	62
Income before income taxes	1,840	1,383
Provision for income taxes	332	228
Net income	$1,508	$1,155

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1)(2):
Net income per share	$3.73	$2.83
Average number of shares(3)	404	408
Earnings per share - diluted(1)(2):
Net income per share	$3.71	$2.81
Average number of shares(3)	406	410

(1)	In order to calculate both basic and diluted EPS, preferred stock dividends declared of $2 for the years presented need to be subtracted from Net income.

(2)	For the years presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding restricted stock unit awards and employee stock options.

(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not realized in EPS in the year of repurchase for the years presented.

12

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$742	$564
Receivables from customers, less allowances of $— in both 2025 and 2024	779	689
Other receivables	17	20
Inventories	1,849	1,840
Prepaid expenses and other current assets	392	249
Total current assets	3,779	3,362
Properties, plants, and equipment, net	2,593	2,386
Goodwill	4,022	4,010
Deferred income taxes	40	35
Intangibles, net	457	475
Other noncurrent assets	288	251
Total assets	$11,179	$10,519

Liabilities
Current liabilities:
Accounts payable, trade	$845	$948
Accrued compensation and retirement costs	343	305
Taxes, including income taxes	77	60
Accrued interest payable	47	59
Deferred revenue	147	60
Other current liabilities	121	111
Long-term debt due within one year	191	6
Total current liabilities	1,771	1,549
Long-term debt, less amount due within one year	2,859	3,309
Accrued pension benefits	546	625
Accrued other postretirement benefits	38	54
Other noncurrent liabilities and deferred credits	612	428
Total liabilities	5,826	5,965

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	—	55
Common stock	402	405
Additional capital	2,531	3,206
Retained earnings	4,093	2,766
Accumulated other comprehensive loss	(1,673)	(1,878)
Total equity	5,353	4,554
Total liabilities and equity	$11,179	$10,519

13

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Year ended December 31,
	2025	2024
Operating activities
Net income	$1,508	$1,155
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	283	277
Deferred income taxes	17	55
Restructuring and other charges	84	21
Net realized and unrealized losses	22	25
Net periodic pension cost	42	40
Stock-based compensation	73	63
Loss on debt redemption	15	6
Other	8	1
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(109)	(57)
Increase in inventories	(50)	(106)
Increase in prepaid expenses and other current assets	(10)	(14)
Decrease in accounts payable, trade	(73)	(49)
Increase in accrued expenses	96	5
Decrease in taxes, including income taxes	(6)	(14)
Pension contributions	(70)	(79)
Increase in noncurrent assets	(14)	(3)
Increase (decrease) in noncurrent liabilities	68	(28)
Cash provided from operations	1,884	1,298
Financing Activities
Additions to debt	500	500
Repurchases and payments on debt	(765)	(865)
Debt issuance costs	(5)	(5)
Premiums paid on early redemption of debt	(15)	(5)
Repurchases of common stock	(700)	(500)
Proceeds from exercise of employee stock options	1	8
Dividends paid to shareholders	(181)	(109)
Taxes paid for net share settlement of equity awards	(46)	(49)
Redemption of preferred stock	(55)	—
Other	(3)	(1)
Cash used for financing activities	(1,269)	(1,026)
Investing Activities
Capital expenditures	(453)	(321)
Acquisitions, net of cash acquired	—	(5)
Proceeds from the sale of assets and businesses	9	9
Additions to investments	(9)	—
Sale of investments	15	—
Other	—	1
Cash used for investing activities	(438)	(316)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(1)
Net change in cash, cash equivalents and restricted cash	178	(45)
Cash, cash equivalents and restricted cash at beginning of period	565	610
Cash, cash equivalents and restricted cash at end of period	$743	$565

14

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

	Quarter ended				Year ended
Reconciliation of Free cash flow	1Q25	2Q25	3Q25	4Q25	4Q25
Cash provided from operations	$253	$446	$531	$654	$1,884
Capital expenditures	(119)	(102)	(108)	(124)	(453)
Free cash flow (a)	$134	$344	$423	$530	$1,431
Net income (b)	$344	$407	$385	$372	$1,508
Free cash flow conversion as a percentage of Net income(1) (a)/(b)					95%
Net income excluding Special items(2) (c)	$351	$371	$385	$426	$1,533
Free cash flow conversion as a percentage of Net income excluding Special items(1) (a)/(c)					93%

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	We compute free cash flow conversion on an annual basis only due to the cycle of our businesses.

(2)	Please refer to the Reconciliation of Net income excluding Special items for the reconciliation from Net income to Net income excluding Special items.

15

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25	3Q25	4Q25	2025
Engine Products
Third-party sales	$885	$933	$945	$972	$3,735	$996	$1,056	$1,105	$1,163	$4,320
Inter-segment sales	$2	$1	$3	$1	$7	$2	$2	$1	$2	$7
Provision for depreciation and amortization	$33	$33	$34	$39	$139	$34	$35	$38	$39	$146
Segment Adjusted EBITDA	$249	$292	$307	$302	$1,150	$325	$349	$368	$396	$1,438
Segment Adjusted EBITDA Margin	28.1%	31.3%	32.5%	31.1%	30.8%	32.6%	33.0%	33.3%	34.0%	33.3%
Restructuring and other (credits) charges	$—	$(1)	$1	$1	$1	$—	$—	$—	$88	$88
Capital expenditures	$55	$33	$55	$76	$219	$86	$75	$74	$84	$319

Fastening Systems
Third-party sales	$389	$394	$392	$401	$1,576	$412	$431	$448	$454	$1,745
Inter-segment sales	$—	$—	$—	$1	$1	$—	$—	$—	$1	$1
Provision for depreciation and amortization	$11	$13	$12	$11	$47	$12	$12	$12	$12	$48
Segment Adjusted EBITDA	$92	$101	$102	$111	$406	$127	$126	$138	$139	$530
Segment Adjusted EBITDA Margin	23.7%	25.6%	26.0%	27.7%	25.8%	30.8%	29.2%	30.8%	30.6%	30.4%
Restructuring and other charges (credits)	$—	$2	$1	$2	$5	$—	$1	$—	$(1)	$—
Capital expenditures	$7	$5	$5	$9	$26	$10	$9	$13	$20	$52

Engineered Structures
Third-party sales	$262	$275	$253	$275	$1,065	$282	$290	$289	$287	$1,148
Inter-segment sales	$1	$3	$3	$3	$10	$3	$3	$2	$1	$9
Provision for depreciation and amortization	$11	$11	$10	$10	$42	$12	$10	$9	$10	$41
Segment Adjusted EBITDA	$37	$40	$38	$51	$166	$60	$62	$58	$63	$243
Segment Adjusted EBITDA Margin	14.1%	14.5%	15.0%	18.5%	15.6%	21.3%	21.4%	20.1%	22.0%	21.2%
Restructuring and other charges (credits)	$—	$18	$(3)	$(3)	$12	$(4)	$—	$—	$—	$(4)
Capital expenditures	$6	$5	$5	$4	$20	$5	$6	$9	$13	$33

Forged Wheels
Third-party sales	$288	$278	$245	$243	$1,054	$252	$276	$247	$264	$1,039
Provision for depreciation and amortization	$10	$10	$10	$12	$42	$10	$10	$11	$11	$42
Segment Adjusted EBITDA	$82	$75	$64	$66	$287	$68	$76	$73	$79	$296
Segment Adjusted EBITDA Margin	28.5%	27.0%	26.1%	27.2%	27.2%	27.0%	27.5%	29.6%	29.9%	28.5%
Restructuring and other charges (credits)	$—	$1	$—	$—	$1	$—	$(1)	$—	$—	$(1)
Capital expenditures	$12	$9	$14	$10	$45	$15	$8	$9	$4	$36

Differences between the total segment and consolidated totals are in Corporate.

16

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25	3Q25	4Q25	2025
Income before income taxes	$303	$334	$354	$392	$1,383	$446	$469	$495	$430	$1,840
Loss on debt redemption	—	—	6	—	6	—	—	—	15	15
Interest expense, net	49	49	44	40	182	39	38	37	37	151
Other expense, net	17	15	17	13	62	9	14	10	7	40
Operating income	$369	$398	$421	$445	$1,633	$494	$521	$542	$489	$2,046
Segment provision for depreciation and amortization	65	67	66	72	270	68	67	70	72	277
Unallocated amounts:
Restructuring and other charges (credits)	—	22	(1)	—	21	(4)	—	—	88	84
Corporate expense(1)	26	21	25	13	85	22	25	25	28	100
Total Segment Adjusted EBITDA	$460	$508	$511	$530	$2,009	$580	$613	$637	$677	$2,507

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25	3Q25	4Q25	2025
Plant fire reimbursements, net	$—	$(6)	$—	$(12)	$(18)	$—	$—	$—	$—	$—
Acquisition costs	—	—	—	—	—	—	—	—	2	2
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	—	(1)	1	1	1	(1)	—	1	1
Total Pre-tax special items included in Corporate expense	$1	$(6)	$(1)	$(11)	$(17)	$1	$(1)	$—	$3	$3

17

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended			Year ended
Reconciliation of Net income excluding Special items	4Q24	3Q25	4Q25	December 31, 2024	December 31, 2025
Net income	$314	$385	$372	$1,155	$1,508

Diluted earnings per share ("EPS")	$0.77	$0.95	$0.92	$2.81	$3.71

Average number of diluted shares	408	405	404	410	406

Special items:
Restructuring and other charges(1)	—	—	88	21	84
Loss on debt redemption	—	—	15	6	15
Plant fire reimbursements, net	(12)	—	—	(18)	—
Acquisition costs	—	—	2	—	2
Costs associated with closures, supply chain disruptions, and other items	1	—	1	1	1
Subtotal: Pre-tax special items	(11)	—	106	10	102
Tax impact of Pre-tax special items(2)	2	—	(26)	1	(25)
Subtotal	(9)	—	80	11	77

Discrete and other tax special items(3)	(2)	—	(26)	(59)	(52)
Total: After-tax special items	(11)	—	54	(48)	25
Net income excluding Special items	$303	$385	$426	$1,107	$1,533

Diluted EPS excluding Special items	$0.74	$0.95	$1.05	$2.69	$3.77

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	Restructuring and other charges for the quarter ended and year ended December 31, 2025 included a non-cash pension settlement charge of $89 primarily resulting from the purchase of group annuity contracts with a third-party carrier to pay and administer future annuity payments for its U.K. pension plan which reduced gross pension obligations. Restructuring and other charges for FY 2024 included a net loss on the sale of a small U.K. manufacturing facility in Engineered Structures of $13 and a charge for layoff costs of $10.

(2)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(3)	Discrete tax items for the quarter ended December 31, 2025, year ended December 31, 2024, and year ended December 31, 2025 are discussed further in the Reconciliation of Operational Tax Rate. Discrete tax items for the remaining periods included the following:

•	for 4Q24, a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), an excess tax benefit for stock compensation ($1), a charge for prior year audit assessments and tax adjustments $4, and a charge to adjust a valuation allowance related to U.S. foreign tax credits $2; and

•	for 3Q25, a net benefit for other small items ($1).

18

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

	4Q25			YTD 2024			YTD 2025
Reconciliation of Operational tax rate	Effective tax rate, as reported	Special items(1)(3)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(2)(3)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(2)(3)	Operational tax rate, as adjusted
Income before income taxes	$430	$106	$536	$1,383	$10	$1,393	$1,840	$102	$1,942
Provision for income taxes	$58	$52	$110	$228	$58	$286	$332	$77	$409
Tax rate	13.5%		20.5%	16.5%		20.5%	18.0%		21.1%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for 4Q25 included Restructuring and other charges $88, Loss on debt redemption $15, Acquisition costs $2, and Costs associated with closures, supply chain disruptions, and other items $1.

(2)	Pre-tax special items for YTD 2024 included Restructuring and other charges $21, Loss on debt redemption $6, Costs associated with closures, supply chain disruptions, and other items $1, partially offset by Plant fire reimbursements, net ($18). Pre-tax special items for YTD 2025 included Restructuring and other charges $84, Loss on debt redemption $15, Acquisition costs $2, and Costs associated with closures, supply chain disruptions, and other items $1.

(3)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for 4Q25, a benefit to release a valuation allowance related to U.S. foreign tax credits ($8), a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), a net benefit for prior year tax adjustments ($4), an excess benefit for stock compensation ($3), a benefit related to re-establishing a tax holiday in China ($4), a net benefit for other small items ($2), and a charge related to the expiration of a tax holiday in China $2;

•	for YTD 2024, a net benefit related to additional U.S. federal and state research and development ("R&D") credits claimed for prior years upon completion of the Company's R&D study ($44), an excess tax benefit for stock compensation ($10), a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), a benefit to release a valuation allowance related to U.S. foreign tax credits ($4), a net charge for prior year audit assessments and tax adjustments $4, and a charge for other small items $1; and

•	for YTD 2025, an excess tax benefit for stock compensation ($18), benefits related to U.S. tax accounting method changes for certain prior period transaction and other costs ($17), a benefit to release a valuation allowance related to U.S. foreign tax credits ($8), a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), a net benefit related to U.S. federal and state R&D credits claimed for prior years ($5), a net benefit for prior year tax adjustments ($3), a net benefit for other small items ($3), and a net charge related to the expiration of a tax holiday in China $8.

19

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

	Quarter ended			Year ended
Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items	4Q24	3Q25	4Q25	4Q24	4Q25
Sales	$1,891	$2,089	$2,168	$7,430	$8,252
Operating income	$445	$542	$489	$1,633	$2,046
Operating income margin	23.5%	25.9%	22.6%	22.0%	24.8%

Net income	$314	$385	$372	$1,155	$1,508
Add:
Provision for income taxes	$78	$110	$58	$228	$332
Other expense, net	13	10	7	62	40
Loss on debt redemption	—	—	15	6	15
Interest expense, net	40	37	37	182	151
Restructuring and other charges	—	—	88	21	84
Provision for depreciation and amortization	73	72	73	277	283
Adjusted EBITDA	$518	$614	$650	$1,931	$2,413

Add:
Plant fire reimbursements, net	$(12)	$—	$—	$(18)	$—
Acquisition costs	—	—	2	—	2
Costs associated with closures, supply chain disruptions, and other items	1	—	1	1	1
Adjusted EBITDA excluding Special items	$507	$614	$653	$1,914	$2,416

Adjusted EBITDA margin excluding Special items	26.8%	29.4%	30.1%	25.8%	29.3%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, and Adjusted EBITDA margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from Adjusted EBITDA.

20

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

	Quarter ended			Year ended
Reconciliation of Adjusted Operating Income Excluding Special Items and Adjusted Operating Income Margin Excluding Special Items	4Q24	3Q25	4Q25	December 31, 2024	December 31, 2025
Sales	$1,891	$2,089	$2,168	$7,430	$8,252
Operating income	$445	$542	$489	$1,633	$2,046
Operating income margin	23.5%	25.9%	22.6%	22.0%	24.8%

Add:
Restructuring and other charges	$—	$—	$88	$21	$84
Plant fire reimbursements, net	(12)	—	—	(18)	—
Acquisition costs	—	—	2	—	2
Costs associated with closures, supply chain disruptions, and other items	1	—	1	1	1
Adjusted operating income excluding Special items	$434	$542	$580	$1,637	$2,133

Adjusted operating income margin excluding Special items	23.0%	25.9%	26.8%	22.0%	25.8%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Special items, including Restructuring and other charges, are excluded from Adjusted operating income. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

21